                                                                    EXHIBIT 10.6
                                                                  EXECUTION COPY


** THE ITEMS MARKED BY TWO ASTERISKS HAVE BEEN OMITTED FROM THIS FILING AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

                        DATED 30TH DAY OF SEPTEMBER, 1999



                           TRANSENSE TECHNOLOGIES plc
                                       and
                              SMARTIRE SYSTEMS INC.


                                LICENCE AGREEMENT
                                   RELATING TO
                             TYRE MONITORING SYSTEMS

                                      INDEX




1.     Definitions and Interpretation..................................................1
2.     Grant...........................................................................4
3.     Consideration and Royalties.....................................................4
4.     Conditional Option..............................................................6
5.     Transense's Warranties..........................................................8
6.     Exclusion of Liability.........................................................11
7.     Infringement...................................................................11
8.     Transense's Obligations........................................................12
9.     SmarTire's Obligations.........................................................14
10.    Term and Termination...........................................................15
11.    Share undertaking..............................................................17
12.    General........................................................................17
13.    Governing Law and Jurisdiction.................................................19


SCHEDULES:
Schedule 1 The Patents
Schedule 2 Formal Patent Licence Agreement

THIS AGREEMENT made the Thirtieth day of September, 1999.

BETWEEN:

         TRANSENSE TECHNOLOGIES plc, Company No 1885075, duly organised and existing under the laws of England, having its registered office at 36 Elder Street, London, El 6BT, England

         (hereinafter called "Transense")

AND:

         SMARTIRE SYSTEMS INC., a company duly organised and existing under the laws of the Province of British Columbia, Canada having its registered office at Suite 150, 13151 Vanier Place, Richmond, British Columbia, V6V 2J1, Canada

         (hereinafter called "SmarTire")

         Transense and SmarTire each being a party to this Agreement are collectively referred to as "the parties" hereafter.



WHEREAS:

A. Transense develops and licenses the application of certain Surface Acoustic Wave transducer sensor and other technologies for the automotive industry, and is the beneficial owner of certain Patents relating to the Products;

B. SmarTire develops and manufactures tyre monitoring systems and components and desires to obtain a world-wide non-exclusive licence under the Patents and the Technical Information to make and to sell Products that embody the Patents and the Technical Information;

C. The parties hereto entered into an agreement dated 4th June 1999 relating to the Technology under the Patents and setting out the principle terms on which this Agreement would be concluded.

NOW IT IS AGREED as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 The terms defined in this Article shall have the meaning ascribed to them herein whenever they are used in this Agreement, unless otherwise clearly indicated by the context.

1.2 "L" means British pounds sterling.

1.3 "ASIC" means application specific integrated circuit.

1.4 "Associated Sub-licensee" is a Sub-licensee of SmarTire hereunder which either is a subsidiary or a holding company of SmarTire or a subsidiary of any holding company of SmarTire (as such terms are defined by s736 Companies Act
1985), or is not dealing with SmarTire on arm's length terms.

1.5 "Calendar Quarter" shall mean consecutive periods of three (3) calendar months ending on the last days of March, June, September and December of each year until the first of these to occur after expiry or termination of this Agreement.

1.6 "Chargeable Transaction" shall have the meaning ascribed in Clause 3.3.

1.7 "Closing Date" means the date of this Agreement.

1.8 "Confidential Information" means inventions, designs, drawings, computer programs, specifications, data and any other information that is provided to SmarTire by Transense, written or otherwise, that is marked or delivered as confidential or is specifically identified as proprietary, secret or confidential (or words of similar import).

1.9 "Improvements" means any and all improvements, or modifications to or adaptations of any of the inventions, designs or technical information which Transense is free to licence under Clause 2.1 below, and which might reasonably be of commercial interest to SmarTire.

1.10 "NASDAQ" means the National Association of Securities Dealers, Inc. Automated Quotation System of the United States of America.

1.11 "Net Selling Price" means the gross invoice price of the arm's length sale, hiring or other disposal of the Products by SmarTire or any Sub-licensee pursuant to this Agreement, net of freight, insurance, taxes and duties.

1.12 "Patents" shall mean the patents and applications for patents specified in
Schedule 1 and any patents which may be granted pursuant to any of such applications and any re-issues or extensions of such patents and any divisions and continuations of such applications.

1.13 "Products" means any tyre pressure monitoring transducer or other tyre monitoring product (including spare and replacement parts of such products) which is made, assembled, used, sold, or hired or otherwise disposed of in any country in the Territory and which:

         (a) falls within the scope of, or utilises any method or process which falls within the scope of, any of the Patents or which incorporates, or is itself, the invention the subject of any of the Patents of that country; or

         (b)      embodies or utilises any of the Technical Information; or

         (c) but for this licence would infringe any copyright in the Technical Information; or

         (d) but for this licence would infringe any design right in the Technical Information.

1.14 "Revenue Auditor" is the firm or competent individual appointed by Transense to verify the Royalties payable by SmarTire and SmarTire's Associated Sub-licensees.

1.15 "Royalties" means the payments specified in Clause 3.3.

1.16 "Sub-licensee" means a party who is at arm's length with SmarTire and who licenses from SmarTire its rights or a part of SmarTire's rights granted under this Agreement; and includes Associated Sub-licensees.

1.17 "Technical Information" includes the following, which pertains to the Surface Acoustic Wave transducer and other Transense technologies for tyre monitoring applications only and also includes information used in Transense's normal conduct of business as below:

         (a)      Detailed formulations and drawings;

         (b) Technical information needed in the establishment of the manufacturing processes for the Products, the incorporation of such information in SmarTire's own manufacturing and assembly processes, including where available any plant and equipment specification, operation and maintenance of the Technology;

         (c)      Approved sources of supply for components;

         (d)      Data for inspection and trial operation;

         (e) Other engineering information and know-how which the parties agree shall be necessary to SmarTire for the assembly and functional understanding of the Technology, provided that Transense may furnish such engineering information to SmarTire without violating any law or contractual commitment to others; and

         (f)      The Confidential Information and the Improvements.

1.18 "Technology" means the surface acoustic wave transducer technology for tyre monitoring applications developed or otherwise owned by Transense, and includes the technology described in the Patents.

1.19 "Territory" means any country in the World.

1.20 "To the knowledge of" means to the best knowledge, information and belief as at the Closing Date or other date as appropriate of any of the directors, officers, employees, contractors, servants or agents after due inquiry from all sources of information likely to provide them with knowledge of the same and after consulting the appropriate professional advisors.

1.21 The headings to the Clauses of this Agreement are for ease of reference only and shall not form part of this Agreement.

2.       GRANT

2.1 In consideration of SmarTire's payment of the Royalties and purchase of shares in Transense pursuant to Clause 3.1, Transense hereby grants to SmarTire a non-exclusive licence under the Patents and under rights in the Technical Information to develop, make, use, supply and sell Products within the Territory on the terms of this Agreement and as set out in Schedule 2, provided always that SmarTire shall not supply (and shall procure that no Sub-licensee of SmarTire shall supply) to any party any Products for use in Formula One racing without the prior written consent of Transense.

2.2 Transense shall at the cost of SmarTire execute any further document which may be necessary to give effect to this Agreement in any part of the Territory.

2.3 SmarTire shall be responsible for obtaining any requisite registration or governmental approval of this Agreement and shall expeditiously take all necessary steps to obtain the same.

2.4 SmarTire shall, subject to Clause 2.5, be entitled to grant non-assignable sub-licences (with no right to grant further licenses) in respect of the licenses granted under Clause 2.1 to Sub-licensees or Associated Sub-licensees as it may in its discretion think fit, provided that SmarTire shall remain responsible for all acts and omissions of such Sub-licensees and shall be directly liable to Transense for such acts and omissions as though they were those of SmarTire. SmarTire shall within thirty (30) days of grant of any such sub-licence notify Transense of any sub-licence granted pursuant to this Clause, specifying whether the Sub-licensee is an Associated Sub-licensee and providing a copy of the sub-licence.

2.5 Each sub-licence granted pursuant to Clause 2.4 shall contain provisions:

         (a) imposing obligations on the Sub-licensee at least as onerous as those imposed on SmarTire herein;

         (b) in the case of an Associated Sub-Licensee allowing the same access by Transense's Revenue Auditor to the premises and records of the sub-licensee as Transense has to the premises and records of SmarTire pursuant to Clause 3.12 below;

         (c)      for termination similar to those contained in this Agreement;
                  and

         (d) for automatic termination of the sub-licence on the termination of this Agreement.

3. CONSIDERATION AND ROYALTIES

3.1 In addition to the Royalties, the consideration for the grant to SmarTire of the licenses herein shall be the subscription on the Closing Date by SmarTire for L 150,000 sterling in aggregate of 250,000 Ordinary Shares of 1p each in the capital of Transense credited as fully paid. Such subscription shall entitle SmarTire to options to subscribe for a further 250,000 Ordinary Shares of 1p each in the capital of Transense credited as fully paid at the lower of L 2 per share and the average of the middle market price per share during the 30 days prior to the giving of notice to Transense of exercise of such options. Such options shall be exercisable at any time during the period of two (2) years following the Closing Date whereupon it shall lapse.

3.2 The sum of L150,000 referred to in Clause 3.1 shall satisfied on the Closing Date by:-

         (a) the payment in cash to Transense of the sum of L100,000 sterling; and

         (b) the allotment by SmarTire to Transense of 25,000 common shares in the capital of SmarTire credited as fully-paid.

3.3 Except as otherwise set out in this Agreement, SmarTire shall, during the continuance of this Agreement, pay to Transense free of any deduction, set off or counterclaim Royalties on all Products supplied or sold pursuant to this Agreement and any sub-licences (a "Chargeable Transaction") commencing on the date of the first commercial sales (not including sales made purely for evaluation or testing purposes) at the following percentages:

         (a) ** of Net Selling Price up to ** cumulative sales of the Products;

         (b) ** of Net Selling Price over ** but less than ** cumulative sales of the Products;

         (c) ** of Net Selling Price over ** but less than ** cumulative sales of the Products; and

         (d) ** of Net Selling Price over ** cumulative sales of the Products.

3.4 In the event that Royalties become payable before the patent applications listed in Schedule 1 are granted by the United Kingdom Patent Office, then the Royalties otherwise payable shall be reduced by ** percent until the said patents are granted. If the patent applications listed on Schedule 1 do not proceed to grant during the term of this Agreement, then the Royalties shall be permanently reduced by **. If the patent applications listed in Schedule 1 proceed to grant, then SmarTire will pay 100% the Royalties ab initio.

3.5 In any sale or other disposal of any Products or part thereof otherwise than in any arm's length transaction exclusively for money, the fair market price (if higher) in the relevant country of disposal shall be deemed to be the Net Selling Price.

3.6 In the event that Transense grants a licence for the Products to a third party for use in tyre monitoring applications, or any part thereof, and negotiates a royalty which is less than the Royalties, the royalty payable by SmarTire shall be the lower of the Royalties or the royalties paid by such third party.

3.7 Payments due under Clause 3.3 shall be made in Pounds Sterling within twenty-eight (28) days of the end of each Calendar Quarter in respect of Royalties accruing during that Calendar Quarter and SmarTire shall render to Transense a statement showing the details of sales on which the Royalties due have been calculated. The exchange conversion from any foreign currency to Pounds Sterling shall be effected on the last day of the Calendar Quarter for which the payment is being made. Any late payments shall bear interest (at the rate of interest laid down by the Secretary of State of the United Kingdom from time to time for the purposes of the Late Payment of Commercial Debt (Interest) Act
1998) on the outstanding amount from the due date until the date of actual payment, whether before or after judgement.

3.8 Subject to Clause 3.11 below (mandatory withholdings), all sums payable under this Agreement shall be made in full without deduction of taxes, charges or other duties that may be imposed except in so far as any such deduction may be credited in full by Transense against Transense's own tax liabilities. The parties agree to co-operate in all respects necessary to take advantage of such tax treaties or agreements that prevent double taxation as may be available.

3.9 SmarTire shall take all necessary steps and pay all necessary fees and expenses to satisfy all applicable laws and requirements in respect of the remittance by SmarTire of Royalties and of registering, declaring, reporting and rendering valid this Agreement; but shall not be responsible for any of Transense's income or other tax liabilities in receiving the Royalties.

3.10 All sums payable under this Agreement are exclusive of VAT, where applicable.

3.11 Where any sums payable to Transense by SmarTire under this Agreement are to be paid after deduction of any mandatory withholding tax, payment shall be accompanied by such certificate as Transense may reasonably require to enable Transense to set-off such deduction against its own tax liability.

3.12 SmarTire agrees to keep true and accurate records and books of account containing all data necessary for the determination of Royalties payable hereunder, which records and books of account shall, upon reasonable notice of Transense, be open at all reasonable times during business hours for inspection by Transense's Revenue Auditor for the purpose of verifying the accuracy of SmarTire's reports hereunder. If the inspection discloses an underpayment to Transense of more than 5% of the amount due, SmarTire shall promptly on demand reimburse Transense the reasonable costs of Transense incurred in respect of the verification together with interest at the rate specified in Clause 3.7 from the date on which the payment should have been made to the date on which it is actually made.

4. CONDITIONAL OPTION

4.1 Transense shall not grant any further non-exclusive licenses of the Products at any time before the third anniversary of this Agreement unless it has first served notice on SmarTire that Transense has received a written bona fide offer ("an Offer") from a third party for the grant of such a licence ("a Notice"). An Offer must involve payments to Transense of at least ** payable within a 12 month period from the date of the Offer; if less, Transense will not grant such a licence and the provisions of this Section 4 will not apply.

4.2 In the event that a Notice and a copy of the Offer are served upon SmarTire before the third anniversary of the Closing Date, SmarTire shall have an option, exercisable only within a 30 day period following receipt by it of such Notice and Offer, by written notice to Transense (but with effect only from the first day of the next Calendar Quarter following receipt by Transense of SmarTire's notice) to substitute an exclusive licence for the non-exclusive licence granted in Clause 2.1 above, upon making payment to Transense in accordance with Clause 4.3 below. If, following service on SmarTire of the Notice and Offer (if any), SmarTire does not exercise the option within such 30 day period, the option shall lapse, provided that Transense does grant a non-exclusive licence to the third party on exactly the terms of the Offer within a period of 90 days of the Offer. Thereafter, Transense shall be under no obligation to serve Notices in respect of any further Offers, whether before or after the third anniversary of the date of this Agreement.

4.3 The consideration payable by SmarTire for the substitution of exclusive licences referred to in Clause 4.2 above shall be the subscription by SmarTire of such number of Ordinary Shares of 1p each in the capital of Transense credited as fully paid as shall have a value of ** Pounds Sterling (**) in aggregate, calculated at the higher of L2 per share and the average of the middle market price per share for Transense shares trading on a recognized stock exchange or trading market during the 30 days prior to the date of SmarTire's notice of subscription of such shares.

4.4 The subscription of ** referred to in Clause 4.3 above shall be satisfied on the date of SmarTire's notice of subscription by:-

        (a)     the payment in cash to Transense of the sum of **; and

        (b) the allotment by SmarTire to Transense of such number of common shares in the capital of SmarTire credited as fully paid as shall have a value of ** aggregate calculated at the higher of L2 per share and the average of the daily closing prices of such shares as shown in NASDAQ or such other recognized stock exchange or trading market upon which SmarTire shares trade on the 30 trading days prior to the date of SmarTire's notice of subscription in Transense.

4.5 In the event that SmarTire, following receipt of a Notice and Offer, elects to exercise the option set out in Clause 4.2 of above within the prescribed 30 day period, the following provisions shall apply to the exclusive licences thereafter enjoyed by SmarTire:-

        (a) the exclusive licences shall be subject to any laws for the time being in any part of the Territory, including but not limited to any laws relating to the grant of any compulsory licences or any licences as of right;

        (b) if SmarTire for any reason fails to supply Products which SmarTire commercially sells in other countries and which will not require modification to sell in that country, to customers within any country of the Territory within 6 months following receipt of a notice from Transense requiring such supply, then Transense shall be entitled, at any time after the expiry of such 6 month period, to serve notice on SmarTire substituting forthwith non-exclusive licences for SmarTire's exclusive licences in the smallest legal territorial jurisdiction of that country necessary to sell Products in that jurisdiction in which such customers carry on their business for which they need Products.

4.6 If, following the exercise by SmarTire of the option set out in Clause 4.2 above ("the Option"), the Royalties are less than the minimum levels set out in this sub-Clause 4.6,

Transense shall be entitled to substitute non-exclusive licenses for the exclusive licenses granted to SmarTire under the Option.

        (a) For the purposes of the minimum Royalties set out in this sub-Clause 4.6, a 'Year of Exclusivity' shall mean any period of 4 consecutive Calendar Quarters, the first Year of Exclusivity beginning on the day on which the Option exercised by SmarTire becomes effective, and each subsequent Year of Exclusivity beginning on an anniversary of such date.

        (b) In aggregate over the first 4 Years of Exclusivity, the minimum Royalties shall be **


        (c) In each subsequent Year of Exclusivity, the minimum Royalties shall be the sum of **

        (d) In order to achieve the minimum Royalties hereunder, SmarTire may supplement the Royalties otherwise payable by a voluntary cash payment.

4.7 The rights granted to SmarTire under this Section 4 shall not be assignable to any third party.

4.8 This Section 4 shall cease to be of effect in the event that this Agreement is terminated by either party in accordance with Clause 10.2.

4.9 Notwithstanding anything else in this Agreement, no further Royalties will be payable by SmarTire to Transense for use of the Technology after the date that: (and in such event, Transense may not terminate the license granted herein for non-payment of the Royalties)

        (a) a patent for tyre monitoring systems based upon Surface Acoustic Wave technology for pressure measurement is issued by a patent office of the United States, Japan or any European country to any third party during the term of the Agreement; or

        (b) subject to the provisions of Clause 7.1, Transense or SmarTire is notified by a third party of a potential infringement of a patent for tyre monitoring systems using Surface Acoustic Wave technology in the United States, Japan or any European country.

5. TRANSENSE'S WARRANTIES

5.1 Transense warrants and represents to SmarTire, with the intent that SmarTire shall rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, that:

        (a) Transense is duly incorporated, validly existing and in good standing, under the laws of England, and has the power, authority and capacity to enter into this Agreement and carry out its terms;

        (b) Transense is the registered and beneficial owner of all right, title and interest in and to the Technology and the Patents which are free and clear of all encumbrances, except as disclosed in a disclosure letter (if any) to be delivered by Transense to SmarTire on or before the Closing Date;

        (c) To the knowledge of Transense, there are no grounds for the Patents being invalid or rejected;

        (d) To the knowledge of Transense, the devices produced in accordance with the Technology are not date sensitive;

        (e) The inventions are fully described and claimed in the Patents and are correctly and completely set out in Schedule 1;

        (f) Transense has not granted or agreed to grant any license or any other agreement whereby Transense is obliged to give to any other person, firm or corporation any rights to make, use or sell the Technology except those pertaining to the development of the Surface Acoustic Wave transducers and ASICs which have already been disclosed to SmarTire;

        (g) Transense has not disclosed the Technical Information, or any of it, to any other person, firm or corporation except in connection with the manufacture and sale of the Technology in the normal course of business, and except pursuant to written non-disclosure agreements with such persons, firms or corporations entered into for valuable consideration;

        (h) Neither the execution of this Agreement nor the performance of Transense's obligations hereunder shall give rise to the creation or imposition of any encumbrance on the Patents;

        (I) To the knowledge of Transense, the Technology being transferred to SmarTire pursuant to this Agreement comprises all knowledge that is currently available to Transense for use of the Technology; and Transense will transfer such other knowledge to SmarTire as it becomes available, and such additional transferred knowledge will become part of the knowledge transferred hereunder and will be governed by this Agreement;

        (j) To the knowledge of Transense, SmarTire's use of the Technology as contemplated herein does not and will not infringe upon, or induce or contribute to the infringement of the intellectual property rights of a third party;

        (k) To the knowledge of Transense, there is no claim of infringement (or the inducement of or contribution to the infringement) of any rights of any third party arising from SmarTire's use of the Technology, nor has Transense received any notice that use of the Technology infringes upon or breaches any rights of any third party;

        (1) To the knowledge of Transense, there is no infringement or violation by any third party of any of Transense's rights in the Technology;

        (m) To the knowledge of Transense, there is no fact, reason, action or inaction that adversely affects the scope, validity or enforceability of any of the intellectual property rights related to the Technology;

        (n) To the knowledge of Transense, it has made available to SmarTire a true and complete copy of all patent applications (including prosecution history), registrations and amendments thereto that comprise or relate to the Technology;

        (o) To the knowledge of Transense, with respect to the Technology and unless there is an appropriate annotation therein to the contrary:

                (i) the filing and grant dates of the Patents are as set out in Schedule 1;

                (ii) in addition to those listed in Schedule 1, no patent applications have been filed in any other government office anywhere in the world, for the Technology or in respect of some portion or embodiment of the Technology, whether later abandoned or not;

                (iii) the Technology has never been on sale anywhere, it being understood that an offer to sell under conditions of secrecy is within the meaning of "on sale";

                (iv) the Technology was not patented or described in a printed publication anywhere in the world prior to the filing date of the Patents;

                (v) the Technology was not known or used by others or first patented or described in a printed publication anywhere in the world before the invention thereof by the inventors set out in Schedule 1;

                (vi) the persons listed in Schedule I were substantially involved in the preparation or prosecution of the Patents;

                (vii)   the inventors of the Technology are identified in
                        Schedule I and there are no others who have a reasonable claim of co-inventorship or who have made such a claim;

                (viii) the testing of the Technology was carried out under conditions of secrecy and was not for commercial use;

        (p) Neither this Agreement nor any document to be delivered by Transense nor any certificate, report, statement or other documents furnished by Transense in connection with the negotiation of this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statement contained herein or therein not misleading. Transense has disclosed to SmarTire everything material or cogent in connection with the Patents and the Technology, and nothing stated to SmarTire has been misleading or incorrect.

6. EXCLUSION OF LIABILITY

6.1 SmarTire acknowledges that:-

        (a) Transense's business is the invention and exploitation of intellectual property rights; and

        (b) Transense does not have expertise in the design or manufacture of finally finished products; and

        (c) As at the Closing Date the Technology embodied in Products is experimental; and

        (d) SmarTire is under an obligation to test all Products thoroughly before use and SmarTire acknowledges that Transense has not performed any such tests on which SmarTire may rely.

6.2 In the light of SmarTire's acknowledgements in Clause 6.1 SmarTire agrees that the provisions of Clause 6.1 are reasonable.

6.3 Transense shall be under no liability (save for liability for negligence or willful misconduct) whatsoever to SmarTire for any expense, loss, damage or injury of any kind (including but not limited to any loss of profit or consequential damage) sustained by SmarTire or any third party arising or incurred in connection with the manufacture, use, sale or other disposal of Products and SmarTire shall indemnify Transense from and against all such liability.

7. INFRINGEMENT

7.1 If any of the Patents shall be declared to be infringing on another patent, declared invalid or revoked by a patent office, court or tribunal of competent jurisdiction, all Royalties shall cease to be payable in respect of the Patent or Patents held infringing, invalid or revoked as from the date of such declaration or revocation but, if the decision of the court or tribunal making such declaration or revocation shall be reversed on appeal, the Royalties shall become payable from the date of such reversal together with all Royalties which would have been payable but for the adverse decision.

7.2 The parties shall promptly inform each other of any infringement or suspected infringement of any of the Patents of which they become aware.

7.3 Transense may, but shall not be obliged to institute suit against a third party for infringement of the Patents or unlawful use of any portion of the Confidential Information within one month from a request to do so by SmarTire and, if it does commence such suit, it shall pursue the same with reasonable dispatch. If Transense does not institute such suit within such period, SmarTire may, but shall not be obliged to institute such suit in the name of Transense.

7.4 If Transense institutes and prosecutes to judgement any suit provided for in paragraph 7.3 hereof (and whether or not requested to do so by SmarTire), all recovery of damages in such lawsuits shall be payable to Transense unless otherwise agreed to in writing between the parties hereto.

7.5 If SmarTire institutes a suit for infringement of the Patents or unlawful use of the Confidential Information, all recovery of damages in such lawsuits shall be payable to SmarTire unless otherwise agreed to in writing between the parties hereto.

7.6 If both Transense and SmarTire jointly institute and prosecute to judgement any proceedings for unlawful use of the trade secrets herein above referred to, the parties hereto shall bear the cost of such lawsuit equally and all recovery of damages shall be payable equally to the parties hereto unless otherwise agreed to in writing.

7.7 Transense shall fully and effectively indemnify, defend and save harmless, SmarTire from all cost, damage, loss or expense suffered or incurred by SmarTire (including reasonable legal fees and disbursements invoiced to SmarTire), every action, suit or proceeding or claim instituted against SmarTire for infringement of the patent, copyright, trade secrets or other intellectual property rights of any third party, where such action, suit or proceeding or claim relates to SmarTire's use, manufacture and/or sale of the Technology as incorporated into the Products as contemplated herein.

7.8 Transense shall have control of the defense of such lawsuit as specified in Clause 7.7. SmarTire shall assist Transense, at Transense's sole cost, in the defense of such suit or action by providing information and witnesses as needed. SmarTire shall have the right to be represented by its own counsel at its expense.

7.9 Transense may not settle any lawsuit without the consent of SmarTire, if by such settlement SmarTire becomes obliged to make any monetary payment, to transfer any property or interest in property, or become subject to an injunction.

8. TRANSENSE'S OBLIGATIONS

8.1 Transense shall supply the Technical Information to SmarTire.

8.2 Transense undertakes to inform SmarTire of new tyre monitoring designs and relevant developments that could constitute Improvements. All patents and patent applications relating to (and all Technical Information and Confidential Information embodied in) such Improvements shall be licensed to SmarTire under the terms of this Agreement, and shall be deemed to be included in definitions of Patents, Technical Information and Confidential Information respectively, provided in each case that SmarTire does not reject such Improvement within 28 days of receiving details of such Improvement.

8.3 If SmarTire discovers, invents or acquires any Improvements to the subject matter of the Technology, the parties acknowledge and agree that any such Improvements will be the sole property of SmarTire to the exclusion of Transense, which includes the right to obtain patent or related protection therefor in all countries at SmarTire's expense, save that SmarTire shall grant back to Transense a license for applications not related to tyre monitoring on terms to be agreed between the parties.

8.4 Transense shall, within sixty (60) days of the Closing Date and from time to time throughout the term of the Agreement when requested by SmarTire, supply SmarTire with such samples of the Technology that are available and a copy of all Technical Information and all other information and documentation that is available to enable SmarTire to practice the Technology, to utilize the Technical Information, and to manufacture and sell the Products.

8.5 Transense shall supply SmarTire with such product and technical training, consultation, support, supervision and other assistance as reasonably requested by SmarTire as is necessary to prepare and commence use of the Technology, incorporate it into the Products and to commercialize the Technology.

8.6 Upon request of SmarTire, Transense shall send to SmarTire, qualified specialists, technicians and other personnel ("Technical Personnel") to provide such technical assistance to such employees of SmarTire as SmarTire shall designate and to consult with SmarTire in connection with the manufacture and sale of SmarTire's Products.

8.7 SmarTire shall pay the reasonable disbursements incurred by Transense in providing any such assistance as set out in Clause 8.6, subject to prior approval by SmarTire.

8.8 Transense agrees that it will develop, and introduce SmarTire to, a source or sources for the key acoustic wave and ASIC components for the Products. In developing the key acoustic wave and ASIC components for tyre monitoring systems, Transense agrees to require of each source that their relationship be exclusive such that the supplier is prohibited from selling the key acoustic wave or ASIC components to any other party in connection with tyre monitoring systems that is not a licensee of Transense for the Technology.

8.9 Transense shall keep confidential all SmarTire information of a confidential nature.

8.10 Transense shall pursue promptly the prosecution of the patent applications listed in Schedule 1 and shall maintain those patent applications in good standing and shall bear all expenses in connection therewith and shall provide SmarTire with such information with respect to the patent applications as SmarTire may require with respect to the prosecution of the applications therefor and the maintenance of the patent applications in good standing.

8.11 Transense shall pursue promptly the filing and prosecution of patent applications listed in Schedule 1 in the United States Patent Office for the inventions as disclosed in the U.K. patent applications and shall maintain in good standing any patents issued thereunder and shall bear all expenses in connection therewith and shall provide SmarTire with such information as SmarTire may require with respect to the prosecution of the applications therefor and the maintenance of such patents in good standing.

8.12 If Transense fails to satisfy any of the covenants contained in Clause 8.11, this Agreement authorizes SmarTire to pursue on behalf of Transense the filing and prosecution of the patent applications in the United States Patent Office for the inventions as disclosed in the patent applications listed in Schedule 1 (as applicable), and to maintain in good standing any patents issued thereunder. Any and all expenses incurred by SmarTire pursuant to this Clause 8.12 will be borne by Transense and may be offset by SmarTire against any Royalties payable to Transense.

8.13 SmarTire acknowledges that Transense's license of August 22, 1994 from Anthony and Brian Lonsdale relates only to cars, commercial industrial and agricultural vehicles, fork lift trucks, road traffic management, positioning and location equipment relating to moving vehicles, earth moving equipment, tracked vehicles and other types of vehicles in the Territory. At SmarTire's request and cost, Transense will attempt to license such other uses as SmarTire deems appropriate, and such uses will become part of this Agreement. Any licensing costs paid by SmarTire will be deducted from the first Royalties payable relating to the new uses.

9. SMARTIRE'S OBLIGATIONS

9.1 SmarTire undertakes that subject to price, quality and delivery terms being as favorable to SmarTire as other suppliers offer, and subject to SmarTire being satisfied as to the protection of its intellectual property rights and the Technical Information, it shall source the key surface acoustic wave and ASIC components for SmarTire's Products from suppliers that have been approved by both Transense and SmarTire, such approval not to be unreasonably withheld.

9.2 Should SmarTire enter into agreements for supply of the key acoustic wave and ASIC components of the Products with third parties other than those sourced by Transense as referred to in Clause 8.8, SmarTire undertakes that such agreements will require those third parties to use the Technical Information only to produce components for SmarTire's use under this Agreement and to protect the confidentiality of the Technical Information.

9.3 SmarTire shall ensure that all advertisements, labels, name tags, markings and other promotional materials relating to the Products comply with all relevant laws and regulations of all governments and other relevant authorities in the Territory.

9.4 SmarTire covenants, represents, and warrants that:

        (a) SmarTire will, upon their commercial development, use reasonable endeavours to promote public acquaintance with and esteem for the Products within the Territory where SmarTire believes a commercial and profitable market can and will develop;

        (b) all Products supplied or sold by SmarTire shall comply with ISO 9000 and QS 9000 requirements and with all other relevant and recognised quality standards and procedures.

9.5 During the continuance of this Agreement SmarTire shall not act as agent of Transense and specifically not give any indication that it is acting otherwise than as principal and, in advertising or selling the Products, not make any representation or give any warranty on behalf of Transense.

9.6 SmarTire will take out (and maintain in force for the term of this Agreement and for five years after its termination, howsoever arising) adequate insurance, including without limitation professional indemnity and product liability insurance, and if allowed by the insurer, shall name Transense as an additional insured, and shall not knowingly vitiate such insurance. Transense agrees, subject to prior written consent, to pay the cost, if any, of them being added as an additional insured.

9.7 SmarTire undertakes not to disclose, and to cause SmarTire's officers, employees or agents not to disclose, any Confidential Information to third parties other than as is necessary in the course of SmarTire's business. SmarTire warrants that it will adopt reasonable procedures to protect the aforementioned Confidential Information, including procedures that exclude from access to such information all persons who do not require direct access in the course of SmarTire's business. SmarTire agrees that after expiration or termination of this Agreement it shall continue to protect and shall cease using such Confidential Information, shall return all copies of the same to Transense, and further agrees that it will not use or knowingly permit the use of such Confidential Information to the disadvantage of Transense. This undertaking shall not apply to Confidential Information to the extent that such Confidential
Information:

        (a) as evidenced by SmarTire's written records, was lawfully known to SmarTire prior to its communication by or through Transense and was not communicated to SmarTire subject to any restrictions on disclosure or use; or

        (b) is necessarily disclosed by the sale of Products embodying any of the Technical Information; or

        (c) is or becomes in the public domain otherwise than by any default of SmarTire or persons acquiring the same from SmarTire; or

        (d) becomes known to SmarTire by the action of a third party not in breach of any obligation of confidence; or

        (e) must be disclosed in order to comply with the applicable laws of any territory.

9.8 SmarTire shall ensure that all Products supplied pursuant to this Agreement comply with all laws and regulations in operation in the part of the Territory in which the relevant supply takes place.

9.9 SmarTire is duly incorporated, validly existing and in good standing under the laws of the Province of British Columbia, Canada, and has the power, authority and capacity to enter into this Agreement and carry out its terms.

10. TERM AND TERMINATION

10.1 The licences granted under Clause 2.1, and if granted under Clause 4, shall continue in force in each country of the Territory until all of the Patents of that country have expired and this Agreement shall remain in effect for the life of the Patents.

10.2 During the term of this Agreement, in the event that:

        (a) either party is in breach of any material obligation on it hereunder and, in the case of a breach capable of remedy, it shall not have been remedied by the defaulting party within 60 days of a written notice specifying the breach and requiring its remedy; or

        (b) either party becomes insolvent, has a receiver, administrator or administrative receiver appointed over the whole or any part of its assets, enters into any compound with creditors, has an order made or resolution passed for it to be wound up or for its administration (otherwise than in furtherance of a scheme for amalgamation or reconstruction) or in any other jurisdiction has a similar or analogous officer appointed, suffers a similar or analogous resolution or order to be passed or enters into a similar or analogous arrangement;

        (c) SmarTire directly or indirectly and knowingly opposes or assists any third party to oppose the grant of any of the Patents or disputes or directly or indirectly and knowingly assists any third party to dispute the validity of any of the Patents;

        (d) without prejudice to the generality of the foregoing is in breach of its obligations relating to insurance which are set out in Clause 9.6;

Transense or, in the case of breach or insolvency, the party not in breach of the obligation or condition or insolvent may forthwith terminate this Agreement by serving fourteen (14) days' notice without prejudice to the accrued rights of either party.

10.3 SmarTire may unilaterally terminate this Agreement upon 60 days' notice to Transense.

10.4 Any sub-licence granted by SmarTire under Clause 2.4 shall forthwith and automatically terminate on expiry or termination of this Agreement.

10.5 The expiry or termination of this Agreement for any reason shall not bring to an end:

        (a)     the confidentiality obligations on the parties hereto

        (b) SmarTire's obligations to pay Royalties which have accrued due and all provisions relating to such payments;

        (c) SmarTire's obligations to pay the consideration referred to in Clause 3.1 and all provisions relating to such payments; and

        (d)     the provisions of Articles 5 and 8;

        (e)     expressly or by implication survive termination;

which Clauses shall survive termination of this Agreement.

10.6 On expiry or other termination of this Agreement SmarTire undertakes:

        (a) to sign such notification of cessation of use of the Patents as is required by Transense;

        (b)     to cease carrying on the activities permitted by this Agreement;
                and

        (c) unless Transense otherwise specifies in writing, SmarTire shall with reasonable diligence remove and efface all references to Transense where appropriate.

        (d) The termination of this Agreement shall be without prejudice to any rights which have already accrued to either of the parties under this Agreement.

10.7 Failure of any party hereto to insist upon the strict and punctual performance of any provision hereof shall not constitute waiver of nor estoppel against asserting the right to require such performance, nor shall a waiver or estoppel in one instance constitute a waiver or estoppel with respect to a later breach whether of similar nature or otherwise.

10.8 Nothing in this Agreement shall prevent a party from enforcing its rights by such remedies as may be available in lieu of termination.

10.9 The failure or delay of either of the parties hereto to perform any obligation under this Agreement solely by reason of acts of God, acts of government (except as otherwise enumerated herein), riots, wars, strikes, lockouts, (other than strikes or lockouts involving the workforce of the party seeking to rely upon 'force majeure') accidents in transportation or other causes beyond its control, constituting 'force majeure', shall not be deemed to be a breach of this Agreement, provided that the party suffering such 'force majeure' shall notify the other party in writing within fourteen (14) days after the occurrence of such 'force majeure' and shall in every instance, to the extent reasonable and lawful under the circumstances, use its best efforts to remove or remedy such cause with all reasonable dispatch.

11. SHARE UNDERTAKING

11.1 Transense and SmarTire mutually undertake with each other to use all reasonable endeavours to ensure that, at all times when either party may be required to issue shares in accordance with this Agreement, it will have sufficient authorized but unissued share capital and will obtain all appropriate consents whether from shareholders or any relevant Stock Exchange, share dealing body or other regulatory authority, necessary for such issue of shares.

12. GENERAL

12.1 The terms and conditions of this Agreement are the only terms and conditions upon which Transense and SmarTire are prepared to deal with each other and they shall govern this Agreement to the entire exclusion of any other express or implied conditions, superseding any prior promises, representations (other than fraudulent representations), undertakings, understandings, arrangements or agreements, oral or written, and constitute the entire undertaking between the parties in connection with licensing and use of the Patents and Technical Information and the production, supply or sale of Products by SmarTire.

12.2 No changes, alterations, or modifications of the terms of this Agreement shall be effective unless they are in writing and are signed by authorized representatives of all parties hereto and, if required, until they have received government approval.

12.3 If any part or provision of this Agreement is prohibited or is found to contravene or is rendered void or unenforceable by any regulation or legislation the validity or enforceability of any other part of this Agreement shall not be affected, provided this Agreement can be performed by the parties without reference to that prohibited, void or unenforceable part or provision.

12.4 This contract may be assigned by Transense, but in the event that Transense wishes to transfer ownership of rights which are licensed under this Agreement to any third party it shall demonstrate that, at the same time as such transfer, the third party agrees to be bound to the terms of this Agreement in substitution for Transense, and the third party shall assume all Transense's liabilities and obligations hereunder.

12.5 Any notice required or permitted to be given hereunder shall be in writing and may be given by personal service, recorded delivery certified airmail, or by air courier, with postage or carriage, or by facsimile successfully transmitted as the case may be fully prepaid to the following addresses:

Transense:      Chief Executive Officer
                TRANSENSE TECHNOLOGIES plc
                36 Elder Street
                London El 6BT England

                Fax: 01869 - 238031


SmarTire:       Chief Executive Officer
                SMARTIRE SYSTEMS INC
                Suite 150, 13151 Vanier Place
                Richmond British Columbia
                Canada V6V 2J1


                Fax: (604) 276-2350

12.6 Any notice so given shall be presumed to be received by letter: upon receipt or seven (7) days after posting, whichever is less;.

12.7 To prove service of notice, it shall be sufficient to prove that a letter containing the notice was properly addressed and properly dispatched or posted.

12.8 Either party may amend its address set forth above by written notice to the other party.

12.9 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

13. GOVERNING LAW AND JURISDICTION

13.1 This Agreement shall be governed by and construed in accordance with English Law.

13.2 Each of the parties hereto submits to the non-exclusive jurisdiction of the English Courts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.



TRANSENSE TECHNOLOGIES PLC



Per: /s/ James Perry
     ---------------------------------------
     Authorised Signatory



SMARTIRE SYSTEMS INC.




Per: /s/ Robert Rudman
     ---------------------------------------
     Authorized Signatory